Exhibit 99.1

FOR IMMEDIATE RELEASE
April 3, 2018	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FISCAL 2018 Q2 SAME STORE SALES
Good Times’ Same Store Sales Increase 7.1%
Bad Daddy’s Adjusted Same Store Sales Increase 0.7%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, today announced that its Good Times’ same store sales increased 7.1% in its fiscal second quarter ended March 27, 2018 over the prior year’s increase of  0.5%, and its Bad Daddy’s same store sales increased 0.2% during the quarter over the prior year’s increase of 3.2%.  Excluding the Cherry Creek location which continues to be impacted by construction in the surrounding area, Bad Daddy’s adjusted same store sales increased 0.7% for the quarter.

Boyd Hoback, President & CEO, said “We saw our seventh consecutive quarter of sequential improvement in our same store sales at Good Times, and significantly exceeded our guidance of 3.5% comps during the quarter.  We are very pleased with our results during the quarter, as we continue to compete in an environment with significant discounting in both of our competitive segments.  The introduction of our Spicy Chicken Sandwich in March helped drive traffic, supported by media during the final three weeks in March, a month when Good Times’ same store sales increased 8.9%.”

Regarding Bad Daddy’s results, Hoback added “Our Bad Daddy’s brand also performed very well, posting positive comp sales for the twelfth consecutive quarter.  For the quarter, our average weekly sales for Bad Daddy’s restaurants opened during fiscal 2017 and 2018 were $52,600, annualizing solidly above our $2.5 million new unit target taking into account that our second quarter is typically seasonally our slowest quarter.  Our first Atlanta store opened in January is exceeding expectations; we opened our first Tennessee Bad Daddy’s in Chattanooga on April 2nd and are on track for five additional new Bad Daddy’s this year.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, and in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all-natural hamburgers, 100% all-natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises or licenses 28 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full-service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Ryan Zink, CFO (303) 384-1432